Exhibit 99.1

O-I to Close Lavington, British Columbia, Glass Container Plant

PERRYSBURG, Ohio, August 22, 2008 — Owens-Illinois, Inc., (NYSE: OI) announced today that as a result of the ongoing review of its global manufacturing footprint, the company will close its glass container plant in Lavington, British Columbia, on October 31, 2008. Existing production from the Lavington plant will be transferred to other O-I facilities.

“This closing was driven by our ongoing global asset utilization process which identified the opportunity to shift our production to other O-I North American facilities, resulting in lower energy consumption and production costs while still meeting current and anticipated market needs,” said Scott Murchison, president, North America Glass Containers.

Approximately 300 employees will be affected. The company will provide assistance to help employees seeking new jobs.

About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 24,000 people with 82 manufacturing facilities in 22 countries. In 2007, net sales were $7.6 billion. For more information, visit http://www.o-i.com.

Media Contact: O-I, Lauren Dubilzig, +1 567-336-1312.

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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